UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2023

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38122	30-0971238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SAFE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

In connection with the planned merger (the “Merger”) of Safehold Inc., a Maryland corporation (“Safehold”), with and into iStar Inc., a Maryland corporation (“iStar”), pursuant to the Agreement and Plan of Merger, dated as of August 10, 2022, by and between Safehold and iStar, Safehold and iStar have decided to increase the principal amount of the previously-disclosed secured term loan that will be provided by the combined company to Star Holdings from $100.0 million to up to $115.0 million, to the extent needed to consummate the Merger and related transactions. Star Holdings will pay a $550,000 commitment fee to the combined company on the closing date in consideration of the increased commitment. Star Holdings is the entity that has been formed to hold iStar's legacy assets and that will be spun-off by iStar to its stockholders prior to the closing of the Merger. iStar expects to contribute a greater amount of legacy assets to Star Holdings in the spin-off than originally anticipated, and these assets will serve as additional collateral for the term loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safehold Inc.

	By:	/s/ Brett Asnas
		Name:	Brett Asnas
		Title:	Chief Financial Officer

Date: March 2, 2023